MUNIYIELD CALIFORNIA INSURED FUND, INC.

FILE # 811-6692

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
06/20/2003	CA St GO 5.25% 2/1/28	1,718,580,000	4,800,000	Morgan Stanley
08/07/2003	San Diego Unified School District 5% 7/1/28 or 2026	349,993,599	6,615,000	Banc of America
09/25/2003	Golden St. Tobacco Sec Corp 5.5% 6/01/43	2,572,285,000	3,920,000	Salamon
10/30/2003	State of Calif 5.5% 11/1/33	1,800,000,000	3,450,000	Banc of America